Exhibit 10.10

AVIDIA BANK

SUPPLEMENTAL DIRECTORS RETIREMENT PLAN

Effective October 1, 2008

Beneficiary Designation

SUPPLEMENTAL DIRECTORS RETIREMENT PLAN

This Supplemental Directors Retirement Plan (the “Plan”), established by Avidia Bank (“Employer”) is an amendment, restatement, and merger of the Trustee’s Indexed Fee Continuation Plan, effective August 1, 1995 established by Hudson Savings Bank (“Hudson Plan”) into this Plan, but only with respect to individuals who are Directors of Employer on the Effective Date.

ARTICLE I - PURPOSE

The purpose of this Plan is to provide current tax planning opportunities as well as supplemental funds for retirement, death, disability or other separation of employment for Directors.

ARTICLE II - DEFINITIONS

(a) Actuarial Equivalent. “Actuarial Equivalent” means the actuarial adjustment necessary to convert Participant’s benefit into a different form and/or payment period so that the total value of Participant’s benefit remains equal based on the appropriate actuarial assumptions regardless of the form of benefit or the commencement date.

(b) Beneficiary. “Beneficiary” means the person, persons or entity last designated by the Participant to receive any benefits payable after Participant’s death. If the Participant has not designated a Beneficiary, the Beneficiary shall be deemed to be the Participant’s estate.

(c) Board. “Board” means the Board of Directors of Employer.

(d) Cause. “Cause” means deliberate dishonesty of the Director with respect to the Employer, gross negligence, gross neglect, or the commission of a felony gross-misdemeanor which results in any material adverse effect on Employer.

(e) Change in Control. “Change in Control” means a change in the ownership or effective control of Employer or in the ownership of a substantial portion of the assets of Employer, all as defined in Code Section 409A.

(f) Code. “Code” means the Internal Revenue Code of 1986, as amended, and including all guidance and regulations promulgated thereunder.

(g) Compensation. “Compensation” means the Participant’s fees from Employer for ser- vices as a Director during a calendar year.

(h) Director. “Director” means a non-employee member of the Board.

(i) Disability. “Disability” and “Disabled” mean the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer; or (iii) is determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.

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(j) Effective Date. “Effective Date” means:

(i) With regard to Participants who participated in the Hudson Plan, the Effective Date is the date such Participant commenced participation in the Hudson Plan; and

(ii) With regard to any other Participant, the Effective Date is October 1, 2008.

(k) ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and including all guidance and regulations promulgated thereunder.

(l) Final Average Compensation. “Final Average Compensation” means the average of the Participant’s highest three (3) calendar years of Compensation.

(m) Interest Rate. “Interest Rate” means the interest rate used by the Employer for accounting purposes, as determined by the Board, in its sole discretion.

(n) Normal Retirement Age. “Normal Retirement Age” means April l immediately following attainment of age seventy-five (75).

(o) Normal Retirement Benefit. “Normal Retirement Benefit’’ means the benefit payable pursuant to Article IV of this Plan.

(p) Normal Retirement Date. “Normal Retirement Date” means the first day of the month coincident with or next following the date on which Participant has a Separation from Service on or after attaining Normal Retirement Age.

(q) Participant. “Participant” means a Director who is eligible to participate in this Plan pursuant to Article III herein.

(r) Plan. “Plan” means the Avidia Bank Supplemental Directors Retirement Plan and any amendments thereto.

(s) Separation from Service. “Separation from Service” means the expiration of all contracts under which the Director performs services for the Employer (and all affiliated and subsidiary entities that are considered to be part of a controlled group with the Employer pursuant to Code Section 414(b) or (c), except that in applying Code Section 1563 “fifty percent” shall be substituted for “eighty percent”) where expiration constitutes a good faith and complete termination of the contractual relationship.

(t) Years of Participation. “Years of Participation” means:

(i) With respect to each Director who is a Participant on October l, 2008, Years of Participation means the number of consecutive twelve (12) month periods and fractions thereof during which the Participant is employed by Employer. Years of Participation shall be determined based on the date specified in the Hudson Plan, for the purpose of determining the Participant’s vested percentage of the Normal Retirement Benefit; and

(ii) With respect to each Director who becomes a Participant after October 1, 2008, Years of Participation means the number of consecutive twelve (12) month periods and fractions thereof during which Participant is employed by Employer, commencing on the date such Director becomes a Participant in the Plan.

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ARTICLE III - PARTICIPATION

Eligibility to participate in the Plan shall be limited to Directors who are not employees of Employer. Each such Director shall be eligible to participate in the Plan as of the date such Director begins to serve on the Board.

ARTICLE IV - BENEFITS

4.1	Normal Retirement Benefit

Upon Participant’ s Normal Retirement Date, Participant shall be entitled to a Normal Retirement Benefit equal to eighty percent (80%) of Final Average Compensation paid in one hundred twenty (120) monthly installments. Within ninety (90) days of the Participant’s Normal Retirement Date, Employer shall pay to Participant the Actuarial Equivalent (based on the Interest Rate) of the Normal Retirement Benefit in a single lump sum.

4.2	Separation from Service Prior to Normal Retirement Age

If Participant has a Separation from Service prior to Normal Retirement Age, Employer shall pay to Participant a benefit equal to the Actuarial Equivalent of the vested Normal Retirement Benefit in a single lump sum within ninety (90) days of the Participant’s date of Separation from Service.

4.3	Changing Form of Benefit Payment

(a) Alternate Form of Benefit. A Participant may elect to receive benefits under Sections 4.1 and 4.2 in either five (5) or ten (10) annual installments commencing within ninety (90) days of the date of Participant’s Separation from Service provided such election is made within 30 days after the date the Participant becomes eligible to participate in this Plan.

(b) If an election to change the form of benefit is not made within the time period prescribed in (a) above, a Participant may make a subsequent election to change the normal form of benefit under Sections 4.1 and 4.2 to the alternate form described in (a) above provided:

(i) Such election shall become effective twelve (12) months after it is submitted in writing to the Board;

(ii) Such election is made at least one (1) year prior to the date any amount is payable under the terms of this Plan; and

(iii) The first annual installment made due to Separation from Service shall be delayed for five (5) years from the date the lump sum payment under Section 4.1 or 4.2 would otherwise have been made.

(c) Transition Election Right. Notwithstanding the above, distribution elections may be made or changed no later than December 31, 2008 without violating Code Section 409A pursuant to transition relief granted under Notice 2007-86, 2007-46 IRB 990.

4.4	Vesting

(a) Participant shall become Vested in the Normal Retirement Benefit according to the following schedule:

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1 Completed Years of Participation	2 Vested Percentage
1	20%
2	40
3	60
4	80
5	100

(b) Notwithstanding the above, Participant shall become one hundred percent (l00%) vested in the Nonnal Retirement Benefit upon the occurrence of any of the following provided it occurs prior to Separation from Service:

(i) Disability

(ii) Death

4.5	Death Benefit

If Participant dies prior to the commencement of benefits under this Plan, Employer shall pay to Beneficiary a benefit equal to the Actuarial Equivalent (based on the Interest Rate) of the Normal Retirement Benefit that would otherwise be payable at Normal Retirement Date. Such benefit shall be paid in a single lump sum within ninety (90) days of the Participant’s date of death,

4.6	Small Benefit

If, on the date of Participant’s Separation from Service, the Actuarial Equivalent value of the vested Normal Retirement Benefit is less than the then-current limit under Code Section 402(g)(l)(B), the benefit shall be paid in a lump sum within ninety (90) days of the Participant’s date of Separation from Service, regardless of any election the Participant made pursuant to Section 4.3 herein.

Any payment under this Section 4.6 must result in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Code Section 409A.

ARTICLE V - CLAIM PROCEDURES

5.1	Claim Procedures

Any person claiming a benefit (“Claimant”) under the Plan shall present the request in writing to the Board.

(a) Initial Claim Review. If the claim is wholly or partially denied, the Board will, within a reasonable period of time, and within ninety (90) days of the receipt of such claim, provide the Claimant with written notice of the denial setting forth in a manner calculated to be understood by the Claimant:

(i) The specific reason or reasons for which the claim was denied;

(ii) Specific reference to pertinent provisions of the Agreement, rules, procedures or protocols upon which the Board relied to deny the claim;

(iii) A description of any additional material or information that the Claimant may file to perfect the claim and an explanation of why this material or information is necessary;

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(iv) An explanation of the Agreement’s claims review procedure and the time limits applicable to such procedure and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review.

If special circumstances require the extension of the ninety (90) day period described above, the Claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the Board expects to reach a decision. Any extension for deciding a claim will not be for more than an additional ninety (90) day period.

(b) Review of Claim. If a claim for benefits is denied, in whole or in part, the Claimant may request to have the claim reviewed. The Claimant will have sixty (60) days in which to request a review of a claim. The request must be in writing and delivered to the Board. If no such review is requested, the initial decision of the Board will be considered final and binding.

The Board’s decision on review shall be sent to the Claimant in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Board relied to deny the appeal. The Board shall consider all information submitted by the Claimant, regardless of whether the information was part of the original claim.

The Board’s decision on review shall be made not later than sixty (60) days after its receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred and twenty (120) days after receipt of the request for review. This notice to the Claimant shall indicate the special circumstances requiring the extension and the date by which the Board expects to render a decision and will be provided to the Claimant prior to the expiration of the initial sixty (60) day period.

ARTICLE VI - ADMINISTRATION OF THE PLAN

6.1	Amendment

This Plan may not be amended, altered or modified, except by a written instrument approved by the Board, and may not be otherwise terminated except as provided herein. In addition, no amendment to this Plan shall permit benefits to be distributed in violation of Code Section 409A.

6.2	Administration of Agreement

The Board shall have full power and authority to interpret, construe and administer this Plan, and any action taken by the Board shall be conclusive and binding upon all parties in interest.

6.3	Compliance with Code Section 409A

All provisions in this document shall be interpreted, to the extent possible, to be compliant with Code Section 409A. However, in the event any provision of this Plan is determined to not be in compliance with Code Section 409A and any regulations or other guidance promulgated thereunder, such provision shall be null and void to the extent of such noncompliance.

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ARTICLE VII - MISCELLANEOUS

7.1	Unsecured General Creditor

Participant and his Beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interest or claims in any property or assets of Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds there from owned or which may be acquired by Employer. Such policies, annuity contracts or other assets of Employer shall not be held under any trust for the benefit of Participant, Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Employer under this Plan. Any and all of Employer’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of Employer. Employer’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.

7.2	Nonassignability

Participant shall not have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Participant, nor be transferable by operation of law in the event of Participant’s bankruptcy or insolvency.

7.3	Not a Contract of Employment

This Plan shall not constitute a contract of employment between Employer and Participant. Nothing in this Plan shall give Participant the right to be retained in the service of Employer or to interfere with the right of Employer to discipline or discharge Participant at any time.

7.4	Governing Law

The provisions of this Agreement shall be construed and interpreted according to the laws of the Commonwealth of Massachusetts, except as preempted by federal law.

7.5	Validity

If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

7.6	Successors

The provisions of this Plan shall bind and inure to the benefit of Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.

7.7	Notices

All notices shall be in writing, and shall be sufficiently given if delivered to the Employer at its principal place of business, or to the Participant at his last known address as shown in Employer’s records, in person, by Federal Express or similar receipted delivery, or, if mailed, postage prepaid, by certified mail, return receipt requested. The date of such mailing shall be deemed the date of notice, demand or consent.

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AVIDIA BANK

By:	/s/ Mark O’Connell
Title:	President and CEO
Dated:	November 1, 2008

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AVIDIA BANK

SUPPLEMENTAL DIRECTORS

RETIREMENT PLAN AMENDMENT NO. 1

In accordance with Section 6.1 of the Supplemental Directors Retirement Plan (the “Plan”) sponsored by Avidia Bank (the “Employer”), effective as of October 1, 2008, the following amendment is hereby made.

Solely with respect to each Participant who is a Director on April 1, 2010 and who has not yet attained the age of seventy-two (72), the first sentence of Section 4.1 is hereby amended as follows:

“Upon Participant’s Normal Retirement Date, Participant shall be entitled to a Normal Retirement Benefit equal to seventy percent (70%) of Final Average Compensation paid in one hundred twenty (120) monthly installments.”

Except as provided herein, all other Plan provisions shall continue in full force and effect.

IN WITNESS WHEREOF, Employer has caused this Amendment No. 1 to be executed by its duly authorized representative on this 23rd day of September, 2010.

AVIDIA BANK

By:	/s/ Carol Parker
Its:	Clerk
Dated:	September 23, 2010

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AVIDIA BANK

AMENDMENT NO. 2 TO THE

AVIDIA BANK SUPPLEMENTAL DIRECTORS RETIREMENT PLAN

WHEREAS, Avidia Bank (the “Bank”) previously established the Avidia Bank Supplemental Directors Retirement Plan, effective October 1, 2008 (the “Directors Retirement Plan”), as amended by Amendment No. 1 on September 23, 2010; and

WHEREAS, Section 6.1 of the Directors Retirement Plan provides that the plan may not be amended, altered or modified except by a written instrument approved by the Board of Trustees of the Bank; and

WHEREAS, the Bank desires to amend the Directors Retirement Plan to freeze the eligibility of individuals who may participate in the plan.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which shall not be questioned, the Bank does hereby amend the Directors Retirement Plan, effective as of February 27, 2025, as follows:

1. Article III – Participation, is amended by deleting the language in its entirety and replacing it with the following new language:

“Eligibility to participate in the Plan shall be limited to former Directors who are owed a benefit under the Plan and individuals (who are not employees) serving as Directors as of February 27, 2025. For the avoidance of doubt, no individual who is not a participating in the Plan as of February 27, 2025, will become eligible to participate in the Plan.”

2. All other provisions of the Director Retirement Plan shall remain in full force and in effect as presently written.

IN WITNESS WHEREOF, the Bank has executed this Amendment No. 2 Directors Retirement Plan on this 27th day of February 2025.

Avidia Bank:

By:	/s/ Linda Marrone

Title:	Corporate Secretary